UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2007

Lease Equity Appreciation Fund II, L.P.
(Exact name of registrant as specified in its chapter)

Delaware	333-116595	20-1056194
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 S. Poplar Street, Suite 101, Wilmington, Delaware		19801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 800-819-5556

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 7, 2007 the Registrant completed a $276.9 million term asset backed securitization.  The offering of securities was made by LEAF II Receivables Funding, LLC, a subsidiary of the Registrant.  This was the Registrant’s first term debt securitization and provides the Registrant with fixed cost borrowing that will be recorded as an “on-balance sheet” financing.  Proceeds from the offering were used to repay borrowings under certain of the Registrant’s credit facilities.  Merrill Lynch & Co. acted as the structuring and placement agent for the securitization.

The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The offering of the securities was made to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser, pursuant to a private placement.  The placement agent sold or offered the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act of 1933.

The senior/subordinated structure included two fixed rate and two floating rate classes of notes rated by Moody's Investors Service, Inc., Fitch Ratings and Standard & Poor's Ratings Services, as noted below.  The Class A notes will have the benefit of a financial guaranty insurance policy issued by XL Capital Insurance.  The weighted average interest expense over the term of the financing will be approximately 5.45% and the transaction costs over the term of the financing will be approximately 0.50%.

The amount, ratings and pricing spreads of the notes that were offered for sale are listed below.  All offered notes were priced at par.

Class	Size (in millions)	Average life (in years)	Moody’s/Fitch/S&P	Interest Rate
A-1	$ 84.00	0.40	P-1/F-1+/A-1+	5.3778%
A-2	$ 77.00	1.25	Aaa/AAA/AAA	L(1) +.012%
A-3	$101.32	2.68	Aaa/AAA/AAA	L(1) +.20%
B	$ 14.53	4.28	Baa2/NR/NR	6.65%

(1) One month London Interbank Offer Rate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEASE EQUITY APPRECIATION FUND II, L.P. By: LEAF Financial Corporation, its general partner

Date: June 13, 2007	By:	/s/ Robert K. Moskovitz
Name: Robert K. Moskovitz
Title: Chief Financial Officer